UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2013

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 24, 2013, Compuware Corporation (“Compuware”) issued a press release announcing financial results for its second quarter ended September 30, 2013 and certain other information. A copy of the press release is furnished with the Report as Exhibit 99.1.

A transcript of the conference call held on October 24, 2013 is furnished with the Report as Exhibit 99.2.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K, including but not limited to statements set forth in the attached press release, may constitute forward-looking statements.  These forward looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized and that could cause actual results to differ materially from Compuware’s expectations in these statements. For more information about other risks that could affect the forward-looking statements herein, please see Compuware’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Compuware expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2013, Compuware Corporation (the “Company”) amended and restated the severance agreements previously entered into with Robert C. Paul and Joseph R. Angileri (each, a “Severance Agreement”) who are “named executive officers” for fiscal 2013 to provide for severance protections upon certain terminations of employment not related to a change in control, in addition to protections for certain terminations in connection with a change in control as was provided in the original severance agreement.  The material terms and conditions of the Severance Agreements are summarized below.

Term.  Each Severance Agreement will commence on the date it is executed and will continue in effect through December 31, 2016, and then will be automatically extended for consecutive one-year periods each subsequent January 1 unless, not later than fifteen (15) months prior to the expiration of the then-current term, the Company or the executive officer shall have given notice not to extend the term.  If a change in control of the Company (as defined in the Severance Agreement) occurs during the term, the term will expire twenty-four (24) months following the date of the change in control.

Severance.  If the executive officer experiences a “qualifying termination”, the Company will provide the executive officer with the following severance payments and benefits:

•            a cash lump sum payment in an amount equal to a certain multiple of the sum of the executive officer’s annual base salary and the target annual cash bonus; the applicable multiple for Mr. Paul is two times and for Mr. Angileri one and one-half times;
•            the continuation of life, disability, accident and health insurance benefits substantially similar to those provided to the executive officer immediately prior to the date of termination for a twenty-four month period for Mr. Paul and an eighteen month period for Mr. Angileri, along with a reimbursement so that the after-tax cost of such benefits to the executive officer is the same as before termination; and

•            a cash payment in an amount equal to any unpaid incentive compensation which has been allocated or awarded to the executive officer for a prior year and which is contingent only on continued employment and an amount equal to the pro rata portion of the award the executive officer would have earned with respect to the year in which the termination occurs.

Qualifying Termination.  A “qualifying termination” means  the executive officer’s employment is terminated by the Company for any reason other than for cause, death or disability or the executive officer resigns with good reason, in either case, during the term of the agreement.

Good Reason.  A resignation with “good reason” generally means the assignment of duties materially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, a reduction in base salary, a relocation of greater than 25 miles and certain failures of the Company to pay compensation and benefits otherwise due or to fulfill certain contractual obligations.

Section 280G.  The Severance Agreement provides that if payments and benefits provided to the executive officer would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the executive officer will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.

Executive’s Covenants.  Under the Severance Agreement, the executive officer agrees, following a potential change in control (as defined in the Severance Agreement) to remain employed until the earlier of (a) a change in control, (b) six months after a potential change in control or (c) the executive officer’s termination of employment.

The foregoing description of the material terms of the Severance Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the form of Severance Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release, dated October 24, 2013.

99.2	Transcript of conference call held on October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: October 28, 2012	By:	/s/ Joseph R. Angileri
Joseph R. Angileri
Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated October 24, 2013.

99.2	Transcript of conference call held on October 24, 2013.